Exhibit 21

COCA-COLA BOTTLING CO. CONSOLIDATED

LIST OF SUBSIDIARIES AS OF JANUARY 2, 2011

	State/Country &
Legal Name	Date Inc/Organized	Owned by	Ownership %

CCBCC, Inc.	Delaware 12/20/93	Consolidated	100%
CCBCC Operations, LLC	Delaware 10/15/2003	Consolidated	100%
Chesapeake Treatment Company, LLC	North Carolina 6/5/95	Operations	100%
Coca-Cola Ventures, Inc.	Delaware 6/17/93	Consolidated	100%
Consolidated Beverage Co.	Delaware 1/8/97	Consolidated	100%
Consolidated Real Estate Group, LLC	North Carolina 1/4/2000	Consolidated	100%
BYB Brands, Inc.	North Carolina 3/8/2006	Consolidated	100%
Data Ventures, Inc.	North Carolina 9/25/2006	Consolidated	100%
Heath Oil Co., Inc.	South Carolina 9/9/86	Operations	100%
TXN, Inc.	Delaware 1/3/90	Data Ventures Inc.	100%
Tennessee Soft Drink Production Company	Tennessee 12/22/88	Operations	100%
Piedmont Coca-Cola Bottling Partnership	Delaware 7/2/93	CC Ventures	77.326%
CCBC of Wilmington, Inc.	Delaware 6/17/93	Piedmont	100%
Swift Water Logistics, Inc.	North Carolina 4/24/2006	Consolidated	100%
Data Ventures Europe BV	Netherlands 1/23/2007	Data Ventures Inc.	100%
Red Classic Brokerage, LLC	North Carolina 9/21/2007	Operations	100%
Equipment Reutilization Solutions, LLC	North Carolina 4/12/2010	Operations	100%
Red Classic Services, LLC	North Carolina 11/19/2010	Consolidated	100%
Red Classic Equipment, LLC	North Carolina 11/19/2010	Red Classic Services	100%
Red Classic Transportation Services, LLC	North Carolina 11/19/2010	Red Classic Services	100%
Red Classic Transit, LLC	North Carolina 11/19/2010	Red Classic Transportation	100%
Red Classic Contractor, LLC	North Carolina 11/19/2010	Red Classic Transportation	100%
Fast Forward Energy, Inc.	Indiana 3/10/2006	BYB Brands, Inc.	60%